Exhibit 16

May 1, 2026

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements under the heading “Changes in Registrant’s Certifying Accountant" included in Item 16F in the Report of Foreign Private Issuer on Form 20-F of Senstar Technologies Corporation to be furnished to the Securities and Exchange Commission on April 30, 2026, and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ KOST FORER GABBAY & KASIERER
A Member of EY Global